UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2026

CSB Financial Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-56866	41-4994538
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

503 West Plane Street, Bethel, Ohio		45106
(Address of Principal Executive Offices)		(Zip Code)

(513) 734-4445

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2026, George S. Pearce notified CSB Financial Inc. (the “Company”) of his retirement from its Board of Directors effective October 23, 2026. His retirement is not related to a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Pearce serves in the class of directors with terms expiring in 2028. He also notified Community Savings Bank (the “Bank”), the Company’s bank subsidiary, of his retirement from its Board of Directors effective October 23, 2026.

On October 22, 2026, the Company’s Board of Directors elected Richard E. Dyer to fill the vacancy to be created by the retirement of Mr. Pearce. His term will be effective October 23, 2026. The Bank’s Board of Directors also elected Mr. Dyer to serve on its Board of Directors, with his term effective October 23, 2026.

Mr. Dyer, age 68, has been appointed to serve on the Audit Committee of the Company’s Board of Directors, effective when his term begins, and will serve as its Chair.

Since 2023 Mr. Dyer has served as the founding and sole member of Next Chapter Consulting, LLC, St. Joseph, Michigan, a consulting firm. Before then he held executive and senior management positions at several community financial institutions during a banking career that started in 1980. Most recently, he served as Community President and Commercial Banking Department Head at United Federal Credit Union, St. Joseph, Michigan (2021 to 2023) and as President and Chief Executive Officer of Edgewater Bancorp, Inc. and Edgewater Bank, St. Joseph, Michigan (2008 to 2021). Mr. Dyer is an honors graduate of The Stonier Graduate School of Banking at the University of Delaware.

There are no transaction since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Dyer had or will have a direct or indirect material interest.

Item 5.03.Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective October 22, 2026, the Company amended Article II, Section 12(a) of its Bylaws to remove the Director qualification regarding residency. As amended, Article II, Section 12(a) reads in its entirety as follows (added language is double underlined and deleted language is stricken through):

“Section 12.Director Qualifications.

(a)No person shall be eligible for election or appointment to the Board of Directors: (i) if a financial or securities regulatory agency has, within the past ten years, issued a cease and desist, consent or other formal order, other than a civil money penalty, against such person, which order is subject to public disclosure by such agency; (ii) if such person has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; or (iii) if such person is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime~~; or (iv) other than the persons appointed as initial directors in connection with the formation of the Corporation and other than persons who are also executive officers of the Corporation or of the Corporation’s banking subsidiary, Community Savings Bank, if such person did not, at the time of his or her first election or appointment to the Board of Directors, maintain his or her principal residence (as determined by reference to such person’s most recent tax returns, copies of which shall be provided to the Corporation for the sole purpose of determining compliance with this clause (iv)) within a thirty (30)-mile radius of the main office of Community Savings Bank for a period of at least one (1) year before the date of his or her purported nomination, election or appointment to the Board of Directors~~. No person may serve on the Board of Directors if such person is: (w) at the same time, a director, officer, employee or 10% or more stockholder of a bank, savings institution, credit union, mortgage banking company, consumer loan company or similar organization, other than a subsidiary of the Corporation, that engages in financial services related business activities or solicits customers, whether through a physical presence or electronically, in the same market area as the Corporation or any of its subsidiaries; (x) does not agree in writing to comply with all of the Corporation’s policies applicable to directors including but not limited to its confidentiality policy and confirm in writing his or her qualifications hereunder; (y) is a party to any agreement, understanding or arrangement with a party other than the Corporation or a subsidiary that (1) provides him or her with material benefits which are tied to or contingent on the Corporation entering into a merger, sale of control or similar transaction in which it is not the surviving institution, (2) materially limits his or her voting discretion as a member of the Board of Directors of the Corporation, or (3) materially impairs his or her ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of the Corporation; or (z) has lost more than one election for service as a director of the Corporation.”

A copy of the Amended and Restated Bylaws is filed as Exhibit 3 to this Current Report on Form 8-K.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
3	Amended and Restated Bylaws
104	Cover Page Interactive Data File (Embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB FINANCIAL INC.
CSB FINANCIAL INC.

Date:	October 27, 2026	By:	/s/John E. Essen
John E. Essen
President and Chief Executive Officer